Edwards Lifesciences Corporation One Edwards Way Irvine, CA USA 92614 Phone: 949.250.2500 Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact: Sarah Huoh, 949-250-5070
Investor Contact: David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES ANNOUNCES TWO-FOR-ONE STOCK SPLIT

IRVINE, CA, November 19, 2015 -- Edwards Lifesciences Corporation (NYSE: EW), the global leader in the science of heart valves and hemodynamic monitoring, announced today that its board of directors approved a two-for-one split of the company’s outstanding shares of common stock to be effected as a 100 percent stock dividend. The company’s last stock split occurred in May 2010; this will be the company’s second stock split since it went public in April 2000.
Stockholders of record at the close of business on November 30, 2015, will be issued one additional share of common stock for each share owned as of that date. The additional shares will be distributed on December 11, 2015. The stock split will increase the number of common shares outstanding from approximately 108 million shares as of the record date, to approximately 216 million shares.
About Edwards Lifesciences
Edwards Lifesciences is the global leader in the science of heart valves and hemodynamic monitoring.  Driven by a passion to help patients, the company partners with clinicians to develop innovative technologies in the areas of structural heart disease and critical care monitoring, enabling them to save and enhance lives. Additional company information can be found at www.edwards.com.

Edwards, Edwards Lifesciences and the stylized E logo are trademarks of Edwards Lifesciences Corporation.
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